June 23, 1995

Mr. Len Stanley
Ryan, Beck & Co.
80 Main Street
West Orange, NJ  07052

Dear Mr. Stanley:

We are pleased to announce that on June 14, 1995, Northwest Savings Bank purchased Nationar's portfolio of employee stock ownership plan (ESOP) loans.

All future loan payments should be made payable to Northwest Savings Bank and mailed to:

Northwest Savings Bank
Attention:  Kelly Walter
P.O. Drawer 128
Warren, PA  16365

Alternatively, loan payments can be wired to:

Northwest Savings Bank - Warren ABA #243374218
Attention:  Tim Huber or Kelly Walter

In the next few weeks, Northwest will forward to your attention the quarterly principal and interest billing. In the meantime, should you have any questions regarding the transfer of servicing, please do not hesitate to contact me.

We appreciate the opportunity to serve you and will appreciate your cooperation during this transition.

Sincerely,
Timothy A. Huber, Vice President